As filed with the Securities and Exchange Commission on December 10, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

REVLON, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3662955
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

237 Park Avenue New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

Third Amended and Restated Revlon, Inc. Stock Plan

(Full title of the plan)

Robert K. Kretzman, Esq.

Executive Vice President, Human Resources, Chief Legal Officer, General Counsel & Secretary

Revlon, Inc.

237 Park Avenue

New York, New York 10017

(Name and address of agent for service)

(212) 527-4000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered:	Amount to be registered:	Proposed maximum offering price per share:(1)	Proposed maximum aggregate offering price:(1)	Amount of registration fee: (1)
Class A Common Stock, par value $0.01 per share	25,000,000 shares(2)	$1.06	$26,500,000	$813.55
(1)

Calculated in accordance with Rules 457 (c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the registrant's Class A Common Stock reported on the New York Stock Exchange on December 4, 2007.

(2)

If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this Registration Statement changes, the provisions of Rule 416 under the Securities Act shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this Registration Statement. Pursuant to Rule 416, this Registration Statement also covers such indeterminable number of additional shares of Class A Common Stock as may be issuable pursuant to the antidilution provisions of the Third Amended and Restated Revlon, Inc. Stock Plan.

EXPLANATORY NOTE

Pursuant to a Registration Statement on Form S-8 dated May 10, 1996 (File No. 333-3421) (the “Original Plan Registration Statement”), Revlon, Inc., a Delaware corporation (the “Company”), registered 5,000,000 shares of its Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), issuable under the Revlon, Inc. 1996 Stock Plan (the “Original Plan” and, as amended and restated, the “Plan”).

The Original Plan was subsequently amended and restated on several occasions, including most recently on December 9, 2007. This most recent amendment and restatement of the Plan renamed the Plan the “Third Amended and Restated Revlon, Inc. Stock Plan” and increased the number of shares of Class A Common Stock with respect to which Awards may be granted under the Plan by 25,000,000, so that the maximum aggregate number of shares of Class A Common Stock with respect to which Awards may be granted under the Plan has been increased to 65,650,000 shares, among other things. This amendment and restatement became effective on December 9, 2007 after stockholders owning a majority in voting interest of the Company’s voting capital stock approved such amendment and restatement by written consent on November 2, 2007. The Third Amended and Restated Revlon, Inc. Stock Plan is attached as Exhibit 4.1 to this Registration Statement.

Prior Registration Statements on Form S-8 in respect to the Plan were filed with the U.S. Securities and Exchange Commission (the “Commission”) on: April 14, 1999 (File No. 333-76267) (the “Second Registration Statement”); October 11, 2001 (File No. 333-71378) (the “Third Registration Statement”); June 24, 2002 (File No. 333-91038) (the “Fourth Registration Statement”); and June 4, 2004 (File No. 333-116160) (the “Fifth Registration Statement”).

INCORPORATION BY REFERENCE OF THE CONTENTS OF PRIOR REGISTRATION STATEMENTS

This Registration Statement relates to the Original Plan Registration Statement, the Second Registration Statement, the Third Registration Statement, the Fourth Registration Statement and the Fifth Registration Statement. Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed to register an additional 25,000,000 shares of Class A Common Stock to be issued pursuant to, or reserved for issuance under, the Plan. The contents of the Original Plan Registration Statement (filed with the Commission on May 10, 1996, File No. 333-3421), the Second Registration Statement (filed with the Commission on April 14, 1999, File No. 333-76267), the Third Registration Statement (filed with the Commission on October 11, 2001, File No. 333-71378), the Fourth Registration Statement (filed with the Commission on June 24, 2002, File No. 333-91038), and the Fifth Registration Statement (filed with the Commission on June 4, 2004, File No. 333-116160) are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*
Item 2.	Registrant Information and Employee Plan Annual Information.*
*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed with the Commission by the Company and are incorporated herein by reference and made a part hereof:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on March 13, 2007 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed with the Commission on May 8, 2007 pursuant to the Exchange Act;

(c) the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 27, 2007 pursuant to the Exchange Act;

(d) the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, filed with the Commission on August 8, 2007 pursuant to the Exchange Act;

(e) the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007, filed with the Commission on November 6, 2007 pursuant to the Exchange Act;

(f) the Company’s Definitive Information Statement on Schedule 14C, filed with the Commission on November 19, 2007 pursuant to the Exchange Act;

(g) the description of the Class A Common Stock contained under the caption “Description of Registrant’s Securities to be Registered” in Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 33-99558), filed with the Commissior on February 26, 1996, as incorporated by reference into the Company’s Registration Statement on Form 8-A/A-1 (File No. 33-99558), filed with the Commissior on February 28, 1996; and

(h) all other reports filed (but not furnished) by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2006.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), and other documents required to be delivered to participants pursuant to Rule 428(b) of the Securities Act are available without charge to participants by contacting the registrant’s General Counsel, at Revlon, Inc., 237 Park Avenue, New York, New York 10017, or via e-mail to robert.kretzman@revlon.com (telephone number: (212) 527-5695).

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Robert K. Kretzman, Esq., the Executive Vice President, Human Resources, Chief Legal Officer, General Counsel and Secretary of the Company, is furnishing an opinion as to the legality of the securities being registered hereby, which is attached hereto as Exhibit 5.1. Mr. Kretzman holds shares of the Company’s Class A Common Stock, restricted shares of the Company’s Class A Common Stock and options to acquire shares of the Company’s Class A Common Stock and has an interest in shares of the Company’s Class A Common Stock held by the Company’s 401(k) plan.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. A corporation may pay expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Article X of the by-laws of the Company, a copy of which is filed as an exhibit to this Registration Statement, provides for indemnification of the officers and directors of the Company to the fullest extent permitted by applicable law.

Section 8 of Article X of the by-laws allows the Company to maintain director and officer liability insurance on behalf of any person who is or was a director or officer of the Company or such person who serves or served as a director, officer, employee or agent of another corporation, partnership or other enterprise at the request of the Company. The indemnification and advancement of expenses shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 11 of Article X of the by-laws provides that except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify any of its directors or officers in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors of the Company.

Pursuant to Section 102(b)(7) of the DGCL, Section (4) of Article Fifth of the Company’s certificate of incorporation, a copy of which is filed as an exhibit to this Registration Statement, provides that no director of the Company shall be personally liable to the Company or any of its stockholders for monetary damages for breach of such director’s fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following is a list of exhibits filed as part of this Registration Statement.

Exhibit Number	Description
3.1

Restated Certificate of Incorporation of Revlon, Inc. dated April 30, 2004 (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2004 filed with the Commission on May 17, 2004 (the “Revlon First Quarter 2004 Form 10-Q”)).

3.2	Amended and Restated By-Laws of Revlon, Inc. dated as of March 22, 2004 (incorporated by reference to Exhibit 3.2 to the Revlon First Quarter 2004 Form 10-Q).
4.1*	Third Amended and Restated Revlon, Inc. Stock Plan.
5.1*

Opinion of Robert K. Kretzman, Esq., Executive Vice President, Human Resources, Chief Legal Officer, General Counsel and Secretary of the Company, regarding the legality of the securities being registered.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Robert K. Kretzman, Esq. (included in the opinion filed as Exhibit 5.1 hereto).
24.1*	Power of Attorney executed by Ronald O. Perelman.
24.2*	Power of Attorney executed by Alan S. Bernikow.
24.3*	Power of Attorney executed by Paul J. Bohan.

Exhibit Number	Description
24.4*	Power of Attorney executed by Meyer Feldberg.
24.5*	Power of Attorney executed by Edward J. Landau.
24.6*	Power of Attorney executed by Debra L. Lee.
24.7*	Power of Attorney executed by Linda Gosden Robinson.
24.8*	Power of Attorney executed by Barry F. Schwartz.
24.9*	Power of Attorney executed by Kathi P. Seifert.
24.10*	Power of Attorney executed by Kenneth L. Wolfe.
*	Filed herewith
Item 9.	Undertakings.

The Company hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby further undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 10th day of December, 2007.

REVLON, INC.
By:	/s/ Robert K. Kretzman
Name:	Robert K. Kretzman
Title:	Executive Vice President, Human Resources, Chief Legal Officer, General Counsel and Secretary

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 10th day of December, 2007.

Name	Title
/s/ David L. Kennedy	President, Chief Executive Officer and
David L. Kennedy	Director
/s/ Alan T. Ennis	Executive Vice President and Chief
Alan T. Ennis	Financial Officer
/s/ Edward A. Mammone	Senior Vice President, Corporate
Edward A. Mammone	Controller and Chief Accounting Officer
*	Chairman of the Board and Director
Ronald O. Perelman
*	Director
Alan S. Bernikow
*	Director
Paul J. Bohan
*	Director
Meyer Feldberg
*	Director
Edward J. Landau
*	Director
Debra L. Lee
*	Director
Linda Gosden Robinson
*	Director
Barry F. Schwartz
*	Director
Kathi P. Seifert
*	Director
Kenneth L. Wolfe

*

Robert K. Kretzman, by signing his name hereto, below, does hereby execute this Registration Statement on Form S-8 on behalf of the above listed directors whose typed names appear under the asterisks noted, pursuant to powers of attorney duly executed by such directors and filed as exhibits to this Registration Statement on Form S-8.

By:	/s/ Robert K. Kretzman
Robert K. Kretzman
Attorney-in-Fact

INDEX OF EXHIBITS

Exhibit Number	Description
3.1

Restated Certificate of Incorporation of Revlon, Inc. dated April 30, 2004 (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2004 filed with the Commission on May 17, 2004 (the “Revlon First Quarter 2004 Form 10-Q”).

3.2	Amended and Restated By-Laws of Revlon, Inc. dated as of March 22, 2004 (incorporated by reference to Exhibit 3.2 to the Revlon First Quarter 2004 Form 10-Q).
4.1*	Third Amended and Restated Revlon, Inc. Stock Plan.
5.1*

Opinion of Robert K. Kretzman, Esq., Executive Vice President, Human Resources, Chief Legal Officer, General Counsel and Secretary of the Company, regarding the legality of the securities being registered.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Robert K. Kretzman, Esq. (included in the opinion filed as Exhibit 5.1 hereto).
24.1*	Power of Attorney executed by Ronald O. Perelman.
24.2*	Power of Attorney executed by Alan S. Bernikow.
24.3*	Power of Attorney executed by Paul J. Bohan.
24.4*	Power of Attorney executed by Meyer Feldberg.
24.5*	Power of Attorney executed by Edward J. Landau.
24.6*	Power of Attorney executed by Debra L. Lee.
24.7*	Power of Attorney executed by Linda Gosden Robinson.
24.8*	Power of Attorney executed by Barry F. Schwartz.
24.9*	Power of Attorney executed by Kathi P. Seifert.
24.10*	Power of Attorney executed by Kenneth L. Wolfe.
*	Filed herewith